Exhibit 10.4

STOCKHOLDERS’ AGREEMENT

OF

PBF ENERGY INC.

Dated as of December 12, 2012

i

STOCKHOLDERS’ AGREEMENT

OF

PBF ENERGY INC.

This STOCKHOLDERS’ AGREEMENT (as the same may be amended, modified or supplemented from time to time, the “Agreement”), dated as of December 12, 2012, is entered into by and among PBF Energy Inc. (the “Company”), a Delaware corporation, and each of the other parties identified on the signature pages hereto (together with their Restricted Transferees, the “Investor Parties”).

RECITALS:

WHEREAS, the Company is currently contemplating an underwritten initial public offering (the “IPO”) of shares of its Class A common stock, par value $0.001 per share (the “Class A Common Stock”), following which the Company will be the sole managing member of PBF Energy Company LLC, a Delaware limited liability company (“PBF LLC”);

WHEREAS, the Investor Parties are holders of Series A-1 Units of PBF LLC, and as part of the transactions contemplated by the IPO, will enter into an exchange agreement pursuant to which the Investor Parties will have the right to indirectly exchange Series A-1 Units of PBF LLC for shares of Class A Common Stock from time to time as contemplated by the Amended and Restated Limited Liability Company Agreement of PBF LLC; and

WHEREAS, the Investor Parties, in their capacity as holders of Series A-1 Units of PBF LLC, as part of the transactions contemplated by the IPO, will receive shares of the Company’s Class B common stock, par value $0.001 per share (the “Class B Common Stock”), entitling them to voting power at the Company at a level that is consistent with their overall equity ownership of PBF LLC.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. Capitalized terms used herein shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act.

“Affiliated Investor” means, with respect to any Investor Party, any investment fund or holding company that is directly or indirectly managed or advised by the primary manager or advisor of such Investor Party or any of its Affiliates or any other Person who or which is otherwise an Affiliate of such Investor Party (other than the Company and its Subsidiaries).

“Agreement” shall have the meaning set forth in the Preamble.

“Authorized Recipients” shall have the meaning set forth in Section 3.4.

“beneficially own” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

“Blackstone Group” shall mean the entities listed on the signature pages hereto under the heading “Blackstone Group” and their respective Restricted Transferees and permitted assigns.

“Board” shall mean the board of directors of the Company.

“Class A Common Stock” shall have the meaning set forth in the Recitals.

“Class B Common Stock” shall have the meaning set forth in the Recitals.

“Closing Date” shall mean the date of completion of the IPO.

“Confidential Information” shall have the meaning set forth in Section 3.4.

“Company” shall have the meaning set forth in the Preamble.

“Director” shall mean any member of the Board.

“First Reserve Group” shall mean the entities listed on the signature pages hereto under the heading “First Reserve Group” and their respective Restricted Transferees and permitted assigns.

“Investor Parties” shall have the meaning set forth in the Preamble.

“IPO” shall have the meaning set forth in the Recitals.

“Person” shall mean any individual, corporation, partnership, trust, joint stock company, business trust, unincorporated association, joint venture or other entity of any nature whatsoever.

“Qualified Investor Party” shall have the meaning set forth in Section 3.1.

“Representatives” shall mean, with respect to any Qualified Investor Party, such Qualified Investor Party’s and its Affiliates’ respective directors, managers, officers, partners, members, principals, employees, professional advisors and agents.

“Restricted Transferee” shall mean, with respect to any Person, an Affiliated Investor of such Person, who or which agrees to become party to, and to be bound to the same extent as its transferor by the terms of, this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Sponsor Group” shall mean the Blackstone Group or the First Reserve Group.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity, a majority of the total voting power of stock (or equivalent ownership interest) of the limited liability company, partnership, association or other business entity is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such limited liability company, partnership, association or other business entity.

“VCOC Investor” shall have the meaning set forth in Section 3.3.

SECTION 1.2. Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter forms and the singular form of words shall include the plural and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. Any percentage set forth herein shall be deemed to be automatically adjusted without any action on the part of any party hereto to take into account any stock split, stock dividend or similar transaction occurring after the date of this Agreement so that the rights provided to the Investors shall continue to apply to the same extent such rights would have applied absent such stock split, stock dividend or similar transaction.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.1. Board of Directors.

(a) Effective as of the Closing Date, the Board shall be comprised of nine Directors, of whom (i) three (3) shall be designees of the Blackstone Group, (ii) three (3) shall be designees of the First Reserve Group, and (iii) the remaining three (3) shall be Thomas D. O’Malley, Jefferson Allen and Dennis Houston. The three designees of the Blackstone Group shall initially be Spencer Abraham, Martin J. Brand and David I. Foley, and the three designees of the First Reserve Group shall initially be Timothy H. Day, Neil A. Wizel and an additional designee to be determined by the First Reserve Group. After the Closing Date, the Board shall include the applicable designees referred to in clauses (i) and (ii) above, and such other individuals as shall be nominated and elected to the Board from time to time by the Board or the Company stockholders consistent herewith and with applicable law.

(b) Board Designation Rights.

(i) Following the Closing Date, (i) the Blackstone Group shall have the right (but not the obligation) pursuant to this Agreement to nominate to the Board, (x) three (3) Directors, for so long as the Blackstone Group collectively beneficially owns, directly or indirectly, 25% or more of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors; (y) two (2) Directors, for so long as the Blackstone Group collectively beneficially owns, directly or indirectly, 15% or more, but less than 25%, of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors; and (z) one (1) Director, for so long as the Blackstone Group collectively beneficially owns, directly or indirectly, 7.5% or more, but less than 15%, of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors.

(ii) Following the Closing Date, (i) the First Reserve Group shall have the right (but not the obligation) pursuant to this Agreement to nominate to the Board, (x) three (3) Directors, for so long as the First Reserve Group collectively beneficially owns, directly or indirectly, 25% or more of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors; (y) two (2) Directors, for so long as the First Reserve Group collectively beneficially owns, directly or indirectly, 15% or more, but less than 25%, of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors; and (z) one (1) Director, for so long as the First Reserve Group collectively beneficially owns, directly or indirectly, 7.5% or more, but less than 15%, of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors.

(c) In the event that any Sponsor Group has nominated fewer than the total number of designees that such Sponsor Group shall be entitled to nominate pursuant to Section 2.1(b), then such Sponsor Group shall have the right, at any time, to nominate such additional designee(s) to which it is entitled, in which case, the Directors shall take all necessary corporate action to (x) increase the size of the Board as required to enable such Sponsor Group to so nominate such additional designees, and (y) designate such additional designees nominated by such Sponsor Group to fill such newly created vacancies.

(d) For so long as any Sponsor Group is entitled to designate any person to the Board pursuant to Section 2.1, the size of the Board shall not be greater than nine members (other than as contemplated by Section 2.1(c) or to the extent necessary to comply with applicable law or listing standards).

(e) Any Director designated by a Sponsor Group pursuant to Section 2.1 may be removed (with or without cause) from time to time and at any time by the applicable Sponsor Group upon notice to the Company. Any replacement nominee may only be nominated by the Sponsor Group who nominated the Director so removed.

(f) In the event that a Director designated by Sponsor Group pursuant to this Section 2.1 serves simultaneously on the board of directors (or similar governing body) of any company (other than the Company or any of its Subsidiaries) that is engaged primarily in the crude oil refining business in North America (a “Competing Business”), unless the Board otherwise requests or the Director resigns from such board of directors of the Competing Business, such Director shall promptly resign from the Board or such party shall take all action necessary to remove such Director.

(g) In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any Director designated by a Sponsor Group pursuant to this Section 2.1, subject to the designation rights in Section 2.1(b), the remaining Directors and the Company shall cause the vacancy created thereby to be filled by a new designee of the Sponsor Group who designated such Director as soon as possible, and the Company hereby agrees to take, at any time and from time to time, all actions necessary to accomplish the same.

(h) The Company agrees to include in the slate of nominees recommended by the Board the persons designated pursuant to this Section 2.1 and to use its best efforts to cause the election of each such designee to the Board, including nominating such individuals to be elected as Directors as provided herein.

SECTION 2.2. Agreement to Vote. Each Investor Party agrees to vote, and to cause each of its applicable Restricted Transferees to vote, in person or by proxy, or to act by written consent (if applicable) with respect to, all shares of Series A Common Stock and Series B Common Stock or other equity securities of the Company having the right to vote for the election of Directors beneficially owned by it to cause the election of the designees of each Sponsor Group for so long as such Sponsor Group has the right to nominate a Director pursuant to Section 2.1 and to take all other steps within such Person’s power to ensure that the composition of the Board is as set forth in Section 2.1.

ARTICLE III

INFORMATION; VCOC

SECTION 3.1. Access. Subject to applicable law, the Company shall, and shall cause its Subsidiaries to, permit each Investor Party who, individually or with such Person’s Affiliates and Affiliated Investors, beneficially owns at least 7.5% of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors and has a designee serving on the Board (a “Qualified Investor Party”) and its designated representatives, at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company or any of such Subsidiaries and to discuss the affairs, finances and condition of the Company or any of such Subsidiaries with the officers of the Company or any such Subsidiary; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used its best efforts to enter into an arrangement pursuant to which it may provide such information to the Qualified Investor Party without the loss of any such privilege.

SECTION 3.2. Certain Reports. Subject to applicable law, the Company shall deliver or cause to be delivered to each Qualified Investor Party, at its request, copies of operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries that are provided to the Board or the board of directors of the Company’s Subsidiaries; provided, however, that the Company shall not be required to disclose any privileged information of the Company so long as the Company has used its best efforts to enter into an arrangement pursuant to which it may provide such information to the Qualified Investor Party without the loss of any such privilege.

SECTION 3.3. VCOC. With respect to each Sponsor Group and, at the request of a Sponsor Group, each Affiliate thereof that indirectly has an interest in the Company, in each case that is intended to qualify as a “venture capital operating company” as defined in 29 C.F.R. Section 2510.3-101 (each, a “VCOC Investor”), the Company shall, and shall cause PBF LLC to, execute a side letter with each VCOC Investor in the form attached hereto as Annex A and each VCOC Investor shall have the supplemental rights and obligations provided in such side letter.

SECTION 3.4. Confidentiality. Each Qualified Investor Party agrees to, and to instruct and use its reasonable best efforts to cause its Authorized Recipients who have been provided with Confidential Information by the Qualified Investor Party to, (i) hold in confidence and not disclose to any other Persons any confidential information of the Company or any of its Subsidiaries provided in accordance with Sections 3.1 and 3.2 (the “Confidential Information”), and (ii) not use such Confidential Information for any purpose other than in connection with its investment in the Company or any of its Subsidiaries. Notwithstanding anything herein to the contrary, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by a Qualified Investor Party or its Authorized Recipients, (ii) is or becomes available to a Qualified Investor Party or any of its Authorized Recipients on a non-confidential basis from a third party source, which source, to the knowledge of such Qualified Investor Party or its Authorized Recipients, is not bound by a legal duty of confidentiality to the Company or any of its Subsidiaries in respect of such Confidential Information or (iii) is independently developed by a Qualified Investor Party or its Authorized Recipients. Notwithstanding anything herein to the contrary, a Qualified Investor Party may disclose Confidential Information to (x) any of its Representatives and (y) any other member of the Sponsor Group of which it is a member (the Persons in clause (x) and (y), collectively, “Authorized Recipients”). Each Qualified Investor Party shall be responsible for any breach of this Section 3.4 by any of its Authorized Recipients. If a Qualified Investor Party or any of its Authorized Representatives is required or requested by law, regulation or legal or judicial process to disclose any Confidential Information, or disclosure of Confidential Information is requested by any governmental authority having authority over such Qualified Investor Party or Authorized Recipient, such Qualified Investor Party or Authorized Recipient, as the case may be, may disclose only such portion of such Confidential Information as may be required or requested without liability hereunder; provided that such Person (x) provides prior written notice (to the extent reasonably practicable) to the Company stating the basis upon which the disclosure is asserted to be required and (y) takes, at the Company’s request and expense, all reasonable steps to oppose or mitigate any such disclosure.

ARTICLE IV

GENERAL PROVISIONS

SECTION 4.1. Termination. This Agreement shall terminate on such date that no Sponsor Group is entitled to designate any person to the Board pursuant to Section 2.1.

SECTION 4.2. Notices (a) All notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, faxed and confirmed, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

(i)	if to the Company:

PBF Energy Inc.

One Sylvan Way, 2nd floor

Parsippany, NJ 07054-3887

Attention: General Counsel

Fax: (973) 455-7562

with a copy (which shall not constitute notice) to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attention: Todd Lenson

Facsimile: (212) 806-7793

(ii)	if to the Blackstone Group:

c/o The Blackstone Group

345 Park Avenue

New York, NY 10154

Attention: David I. Foley

Facsimile: (646) 253-8921

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York

Attention: William E. Curbow

Fax: (212) 455-2502

(iii)	if to the First Reserve Group:

c/o First Reserve Corporation

One Lafayette Place

Greenwich, CT 06830

Attention: General Counsel

Fax: (203) 661-6729

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York

Attention: William E. Curbow

Fax: (212) 455-2502

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by fax, be deemed received on the date of receipt of the confirmation of transmission, if such transmission was made prior to 5:00 p.m., local time, on a business day or if after such time, on the next business day; shall, if delivered by nationally recognized overnight delivery service, be deemed received the first business day after being sent; and shall, if delivered by mail, be deemed received upon the actual receipt thereof.

(b) Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

SECTION 4.3. Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and each of the Sponsor Groups then party hereto (with the consent of the Sponsor Groups being determined in accordance with Section 4.14). No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

SECTION 4.4. Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. The Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Investor Party being deprived of the rights contemplated by this Agreement.

SECTION 4.5. Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors, Restricted Transferees and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that each Sponsor Group shall be entitled to assign, in whole or in part, to any of its Restricted Transferees without such prior written consent any of its rights hereunder.

SECTION 4.6. Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

SECTION 4.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

SECTION 4.8. Jurisdiction. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the non-exclusive jurisdiction and venue of any United States District Court located in the State of Delaware, or of the Court of Chancery of the State of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by law, service of process may be made by delivery provided pursuant to the directions in Section 4.2. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

SECTION 4.9. Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

SECTION 4.10. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

SECTION 4.11. Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

SECTION 4.12. No Waiver. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

SECTION 4.13. Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

SECTION 4.14. Grant of Consent. Any vote, consent or approval of a Sponsor Group hereunder shall be deemed to be given with respect to all members of a Sponsor Group if such vote, consent or approval is given by members of such Sponsor Group having record ownership of a majority of the shares of Common Stock over which all members of such Sponsor Group have record ownership.

SECTION 4.15. Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

SECTION 4.16. Effectiveness. This Agreement shall become effective upon the Closing Date.

SECTION 4.17. No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Stockholders’ Agreement to be duly executed as of the date first above written.

PBF ENERGY INC.

By:
Name:
Title:

INVESTOR PARTIES:

BLACKSTONE GROUP

[ ]

FIRST RESERVE GROUP

[ ]

Signature Page to Stockholders’ Agreement